First Interstate BancSystem Fourth Quarter 2003

To our shareholders,

We are pleased to announce First Interstate BancSystem has achieved record earnings for the 15th consecutive year. The company earned $40,752,000 in 2003, an 18% increase over last year’s earnings of $34,494,000. Diluted earnings per share were also a record $5.15, up $.74 from last year. 2003 return on average common equity was 15.79%, compared to 14.86% in 2002. Our efficiency ratio also improved to 65.43%, down from 68.01% in 2002.

A couple key factors contributed to our record results. First, residential real estate loan volume was very strong. Revenue from residential real estate loans generated and sold on the secondary market was $15,340,000 in 2003, a $6,151,000 increase over 2002 revenue. Second, our net interest income increased $4,797,000 from 2002 levels. This increase was due to strong loan and deposit growth. Since December 31, 2002, loans grew $318,349,000 or 14%, while deposits grew $244,874,000 or 8%. Excluding the impact of our Red Lodge acquisition our loans and deposits were up 13% and 7% respectively. The impact the balance sheet growth had on net interest income was partially offset by the decline in net interest margin from 4.66% in 2002 to 4.37% in 2003. The margin decline is largely due to the effect of continued low interest rates that occurred in the last half of 2002. Our earning assets repriced at lower yields, while we had limited ability to reprice deposits rates down any further.

Fourth Quarter

Earnings of $9,850,000 in the fourth quarter were the highest fourth quarter results in company history. Earnings were $1,252,000 or 15% higher than fourth quarter 2002. Earnings per common share of $1.24 were up $.14 from last year. Return on average common equity of 14.48% was up 26 basis points from the comparable quarter last year. The efficiency ratio was 67.67%, a 51 basis point improvement over 2002.

Compared with fourth quarter of 2002, net interest income increased $3,671,000, primarily as the result of balance sheet growth. Average loans grew $331,635,000 or 15%, while average deposits grew $227,540,000, or 8%. In addition, our net interest margin improved four basis points over fourth quarter 2002.

Financial Highlights
Three Months ended December 31

in thousands except per share data	2003	2002	% Change

(unaudited)

OPERATING RESULTS
Net income	$9,850	$8,598	14.6%
Diluted earnings per share	1.24	1.10	12.7%
Dividends per share	0.34	0.32	6.3%

PERIOD END BALANCES
Assets	3,879,744	3,558,968	9.0%
Loans	2,554,899	2,236,550	14.2%
Investment Securities	799,587	799,292	0.0%
Deposits	3,156,721	2,911,847	8.4%
Common Stockholders’ Equity	274,226	243,854	12.5%
Common Shares Outstanding	7,913	7,800	1.4%

QUARTERLY AVERAGES
Assets	3,869,925	3,536,343	9.4%
Loans	2,548,727	2,217,092	15.0%
Investment Securities	793,005	751,287	5.6%
Deposits	3,131,605	2,904,065	7.8%
Common Stockholders’ Equity	269,955	239,850	12.6%
Common Shares Outstanding	7,913	7,857	0.7%

Non-interest expenses increased $2,594,000 or 8% over fourth quarter 2002. Salary and benefits accounted for $1,606,000 of this increase. In addition, we recorded a $400,000 estimated loss related to one of our banking facilities.

In January 2004, the company paid a $.34 dividend per common share. We are pleased to announce the company has increased the dividend to $.40 per common share effective April, 2004.

Thank you to our team of talented employees, directors, and officers for the achievement of another record earning year. As expected, we have already seen a decline in residential real estate activity. We are committed to our vision to “be the best.” Our number one strategic focus is improving our efficiency with many initiatives underway for improvement in processes and revenue enhancements.

Lyle R. Knight	Terrill R. Moore
President	Chief Financial Officer
Chief Executive Officer

Fourth Quarter 2003

Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2003	2002	2003	2002

Total interest income	$47,543	$48,631	$189,258	$201,306
Total interest expense	10,822	15,581	48,614	65,459

Net interest income	36,721	33,050	140,644	135,847
Provision for loan losses	2,430	2,452	9,852	9,191

Net interest income after provision for loan losses	34,291	30,598	130,792	126,656
Noninterest income	16,625	16,092	70,152	60,901
Noninterest expense	36,099	33,505	137,925	133,816

Income before taxes	14,817	13,185	63,019	53,741
Income taxes	4,967	4,587	22,267	19,247

Net income	$9,850	$8,598	$40,752	$34,494

COMMON SHARE DATA:
Diluted EPS	1.24	1.10	5.15	4.41
Dividends	0.34	0.32	1.32	1.29
Book value			34.66	31.26
Tangible book value			29.47	26.47
Appraised value			*	46.00

* Currently not available, $49.50 as of September 30, 2003

Selected Ratios (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2003	2002	2003	2002

PERFORMANCE
Return on avg common equity	14.48%	14.22%	15.79%	14.86%
Return on avg common equity excl. market adj of securities	14.41%	14.42%	15.87%	15.14%
Return on avg assets	1.01%	0.96%	1.09%	1.03%
Net interest margin, FTE	4.34%	4.30%	4.37%	4.66%
Efficiency ratio	67.67%	68.18%	65.43%	68.01%

CREDIT QUALITY (Period End)
Provision for loan losses to average loans			0.40%	0.42%
Net charge offs to average loans			0.31%	0.32%
Allowance for loan losses to loans			1.52%	1.62%
Allowance for loan losses to non-accruing loans			160.60%	126.89%

CAPITAL ADEQUACY & LIQUIDITY
Leverage capital ratio			7.13%	6.90%
Avg loans to avg deposits			81.24%	79.27%

Condensed Consolidated Balance Sheet (Unaudited)
(In thousands)

	12/31/2003	12/31/2002

ASSETS
Cash and due from banks	$210,378	$234,187
Federal funds sold	66,455	50,890
Interest bearing deposits	458	25,815
Investment securities	799,587	799,292
Loans	2,554,899	2,236,550
Less: allowance for loan losses	38,940	36,309

Net loans	2,515,959	2,200,241
Premises & equipment, net	112,441	92,907
Accrued interest receivable	19,411	20,702
Goodwill and core deposit intangibles	41,064	37,427
Other real estate owned, net	1,999	458
Other assets	111,992	97,049

Total Assets	$3,879,744	$3,558,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$3,156,721	$2,911,847
Fed funds purchased	0	0
Securities sold under repurchase agreements	323,406	300,234
Other liabilities	29,426	31,418
Other borrowed funds	7,137	7,970
Long-term debt	47,590	23,645
Subordinated debentures and trust preferred securities	41,238	40,000

Total Liabilities	3,605,518	3,315,114
Common stockholders’ equity	274,226	243,854

Total Liabilities and Stockholders’ Equity	$3,879,744	$3,558,968

Earnings Per Common Share
Diluted

First Interstate BancSystem

P.O. Box 30918 • Billings, Montana 59116 • (406) 255-5390
www.firstinterstatebank.com